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As filed with the Securities and Exchange Commission on March 29, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Peoples First, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	23-3028825
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

24 South Third Street, Oxford, Pennsylvania 19363

(Address of Principal Executive Offices) (Zip Code)

Peoples First, Inc. 2001 Stock Option Plan

(Full title of the plan)

Hugh J. Garchinsky
President and Chief Executive Officer
Peoples First, Inc.
24 South Third Street
Oxford, Pennsylvania 19363

(Name and address of agent for service)

(610) 932-9294

(Telephone number, including area code, of agent for service)

Copies to:
David W. Swartz, Esquire
Stevens & Lee, P.C.
111 North Sixth Street
Reading, Pennsylvania 19603-0679
(610) 478-2184

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, $1.00 par value	100,000	$47.90	$4,790,000	$606.89

(1)
Based on the maximum number of shares of the Registrant's common stock, $1.00 par value per share, authorized for issuance under the Plan set forth above.

(2)
Estimated pursuant to Rule 457(c) and (h)(1) solely for the purpose of calculating the amount of the registration fee based upon the average of the bid and asked prices for a share of the Registrant's common stock on March 25, 2004.

PART II

Item 3. Incorporation of Documents by Reference.

        In this Registration Statement, "we," "us," and "our" refer to Peoples First, Inc.

        The following documents filed with the Securities and Exchange Commission (the "SEC") are incorporated by reference in this Registration Statement and made a part hereof:

  (a)
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2003; and

  (b)
  all other documents filed by us after the date of this Registration Statement under Section 13(a), 13(c),14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and part of this Registration Statement from the date of filing of such documents.

Item 4. Description of Securities.

        Our authorized capital stock consists of 10,000,000 shares of common stock, $1.00 par value. As of January 31, 2003, there were 2,956,288 shares of common stock issued and outstanding. There are no other shares of capital stock authorized, issued or outstanding. We have no options, warrants, or other rights authorized, issued or outstanding, other than options granted under our stock option and other employee benefit plans.

Common Stock

        The holders of our common stock share ratably in dividends when and if declared by our board of directors from legally available funds. Our declaration and payment of cash dividends depends upon dividend payments by our primary subsidiary, The Peoples Bank of Oxford, a Pennsylvania chartered commercial bank, which is our primary source of revenue and cash flow. We are a legal entity separate and distinct from our subsidiary. Accordingly, our right, and consequently the right of our creditors and shareholders, to participate in any distribution of the assets or earnings of our subsidiary is necessarily subject to the prior claims of creditors of our subsidiary, except to the extent that any claims in our capacity as a creditor may be recognized.

        Each outstanding share of our common stock is entitled to one vote on all matters presented to our shareholders. Our shareholders may not cumulate votes in the election of directors.

        Our articles of incorporation authorize our board of directors to issue authorized shares of our common stock without shareholder approval. Holders of our common stock have no preemptive rights to acquire any additional shares of our common stock. In addition, our common stock is not subject to redemption.

        In the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, holders of our common stock share ratably in any of our assets or funds that are available for distribution to shareholders after the satisfaction of our liabilities or after adequate provision is made for the satisfaction of our liabilities.

Antitakeover Provisions

        Our articles of incorporation and bylaws contain provisions which may have the effect of deterring or discouraging an unsolicited tender offer for our stock or a proxy contest to obtain control of our board of directors. These provisions:

  •
  require that shares of our capital stock with at least 75% of total voting power approve mergers and other similar transactions in which we would not be the surviving or controlling entity;

  •
  divide our board into three classes serving staggered three-year terms;

  •
  do not authorize cumulative voting in the election of directors;

  •
  require 60 to 90 days advance written notice of nominations for the election of directors at meetings of shareholders and the presentation of any shareholder proposals at meetings of shareholders;

  •
  do not authorize our shareholders to call special meetings of shareholders or to propose amendments to our articles of incorporation; and

  •
  require a supermajority vote of our shareholders to amend our bylaws and certain provisions of our articles of incorporation.

        The Pennsylvania Business Corporation Law of 1988 also contains certain provisions applicable to us that may have the effect of impeding a change in control. These provisions, among other things:

  •
  require that, following any acquisition of 20% of our common stock, the remaining shareholders have the right to receive payment for their shares, in cash, from the acquiring person or group in an amount equal to the "fair value" of the shares, including an increment representing a proportion of any value payable for control of the corporation;

  •
  prohibit for five years, subject to certain exceptions, a "business combination," which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets, with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation's common stock;

  •
  permit our board of directors to consider the effects of a transaction on employees and the communities we serve as well as our shareholders in determining whether a certain action is in our best interests;

  •
  provide that our board of directors need not consider the interests of any particular group as dominant or controlling;

  •
  provide that our directors, in order to satisfy the presumption that they have acted in our best interests, need not satisfy any greater obligation or higher burden of proof for actions relating to an acquisition or potential acquisition of control of the corporation;

  •
  provide that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

  •
  provide that our directors have a fiduciary duty solely to us and we may enforce such duty or one of our shareholders may enforce such duty in a derivative action.

        The Pennsylvania Business Corporation Law of 1988 explicitly provides that the fiduciary duty of directors does not require directors to:

  •
  redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

  •
  render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law of 1988, relating to control transactions, business combinations, control share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

  •
  take any action as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

        One effect of these provisions may be to make it more difficult for a shareholder to successfully challenge the actions of our board of directors in a potential change in control context. Pennsylvania case law appears to provide that the fiduciary duty standard under the Pennsylvania Business Corporation Law grants directors the statutory authority to reject or refuse to consider any potential or proposed acquisition of the corporation.

Item 5. Interest of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

        Our bylaws provide for (1) indemnification of directors, officers, employees and agents and (2) the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

        Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by us.

Item 7. Exemption from Registration Claimed.

        Not Applicable.

Item 8. Exhibits.

        Exhibits:

Number	Description
3.1	Articles of Incorporation of Peoples First, Inc. (Incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-4, No. 333-30640.)
3.2	Bylaws of Peoples First, Inc. (Incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-4, No. 333-30640.)
5.1	Opinion of Stevens & Lee, P.C.
23.1	Consent of Stevens & Lee, P.C. (included in Exhibit 5.1).
23.2	Consent of Beard Miller Company LLP.
24.1	Powers of Attorney of Directors and Officers (included on signature page).
99.1	Peoples First, Inc. 2001 Stock Option Plan (Incorporated by reference to Exhibit A to the Definitive Proxy Statement of Peoples First, Inc. filed on April 4, 2001).

Item 9. Undertakings

  (a)
  The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Oxford, Commonwealth of Pennsylvania, on Jauary 20, 2004.

PEOPLES FIRST, INC.
By:	/s/ HUGH J. GARCHINSKY Hugh J. Garchinsky President and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George C. Mason, Hugh J. Garchinsky, and David W. Swartz, Esquire and each of them, his or her true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ GEORGE C. MASON George C. Mason	Chairman of the Board and Director	January 20, 2004
/s/ HUGH J. GARCHINSKY Hugh J. Garchinsky	President, Chief Executive Officer and Director (Principal Executive Officer)	January 20, 2004
/s/ CARL R. FRETZ Carl R. Fretz	Vice Chairman and Corporate Secretary	January 20, 2004
/s/ BEN S. BEILER Ben S. Beiler	Director	January 20, 2004
/s/ ARTHUR A. BERNARDON Arthur A. Bernardon	Director	January 20, 2004
Ross B. Cameron, Jr.	Director	January 20, 2004

/s/ LAWRIE R. DRENNEN, JR. Lawrie R. Drennen, Jr.	Director	January 20, 2004
/s/ MOLLY K. MORRISON Molly K. Morrison	Director	January 20, 2004
/s/ R. MARSHALL PHILLIPS R. Marshall Phillips	Director	January 20, 2004
David R. Wilmerding	Director	January 20, 2004
/s/ SUSAN H. REEVES Susan H. Reeves	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 20, 2004

EXHIBIT INDEX

Number	Description
5.1	Opinion of Stevens & Lee, P.C.
23.2	Consent of Beard Miller Company LLP.

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PART II
SIGNATURES
EXHIBIT INDEX